Exhibit 99.1

Press Release –

TNS, Inc. Announces Second Quarter 2007 Financial Results

- Q2 Results Exceed Outlook; Raising Guidance -

RESTON, Va. – August 6, 2007 –TNS, Inc. (NYSE: TNS), a global provider of networking, communications, and value added services to many of the leading participants in the financial services, retail and telecommunications industries, today reported its second quarter 2007 results.

Total revenue for the second quarter of 2007 increased 9.2% to $79.4 million, a record second quarter for TNS, from second quarter 2006 revenue of $72.7 million. Gross margin in the second quarter of 2007 was 49.4%, an increase of approximately 50 basis points from second quarter 2006 gross margin of 48.9%.

Second quarter 2007 GAAP net income was $0.5 million, or $0.02 per share, versus second quarter 2006 GAAP net loss of $0.9 million, or $(0.04) per share. Included in the second quarter of 2007 is a pre-tax gain of approximately $0.6 million, or $0.02 per share, related to the sale of TNS’ investment in WAY Systems. The second quarter of 2006 included a pre-tax charge of $0.8 million, or $0.02 per share, related to legal expenses incurred by the special committee of TNS’ board of directors and severance.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the second quarter of 2007 increased 24.4% to $17.3 million versus $13.9 million for the second quarter of 2006. Excluding the above-mentioned pre-tax charge from the second quarter of 2006, EBITDA before stock compensation expense was $17.3 million versus $14.7 million.

Adjusted earnings for the second quarter of 2007 increased 58.6% to $5.7 million, or $0.24 per share, compared to adjusted earnings for the second quarter of 2006 of $3.6 million, or $0.15 per share. Excluding the above-mentioned gain and charge from each of the second quarters of 2007 and 2006, respectively, adjusted earnings for the second quarter 2007 was $5.3 million, or $0.22 per share, versus $4.1 million, or $0.17 per share, for the second quarter 2006. (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures. See “Financial Measures” below for a discussion of these metrics.)

Henry H. Graham, Jr., CEO, commented, “TNS’ second quarter 2007 performance was very strong. Operating results exceeded our outlook range as a result of consistent execution in all divisions, higher than expected volumes in our international, telecommunications and financial services divisions, and continued focus on cost control. Given our results year-to-date, our confidence level going into the second half of the year is high. TNS’ schedule of new implementations from recent customer wins across all divisions remains strong and we are in the process of integrating our Dialect acquisition. With our suite of products increasingly well positioned to capture demand in our target markets and our entire team focusing on the job at hand, we are on track to achieve our 2007 operational objectives.”

Financial Review:

Second Quarter 2007

•                  Second quarter 2007 total revenue increased 9.2% to $79.4 million from second quarter 2006 revenue of $72.7 million. Included in revenue are the following components:

•                  Revenue from the International Services Division increased 25.1% to $32.4 million from second quarter 2006 revenue of $25.9 million. On a constant dollar basis, second quarter 2007 revenues would have increased 15.5% to $29.9 million. Excluding the benefit of foreign exchange, ISD revenue increased primarily through higher transaction volumes from POS customers in Europe and Asia Pacific and to a lesser extent from the inclusion of one month of Dialect revenue.

•                  Revenue from the Financial Services Division increased 17.3% to $10.1 million from second quarter 2006 revenue of $8.6 million as a result of increases in new customer endpoint installations as well as increases in connectivity between existing customers.

•                  Revenue from the Telecommunication Services Division decreased 3.7% to $16.1 million from second quarter 2006 revenue of $16.7 million. Included in TSD revenues for the second quarter of 2007 is $1.4 million in pass-through revenues compared to $2.4 million for the second quarter of 2006. Excluding pass-through revenues, revenues increased $0.4 million or 2.4% through continued demand for our database access and validation services which offset pricing compression due to customer consolidation in our call signaling business.

•                  Revenue from the POS Division decreased 3.1% to $20.8 million on 1.51 billion transactions from $21.4 million in second quarter 2006 on 1.57 billion transactions. Included in POS revenue for the second quarter of 2007 is $0.7 million in pass-through revenues compared to none in the second quarter of 2006. Compared to last year, POS division revenue decreased resulting from lower transaction counts and price per transaction. Compared to last quarter, POS division revenue grew sequentially through increased contribution from higher transaction volumes from our traditional dial-up POS product and additional endpoints from our broadband service offerings.

•                  Second quarter 2007 gross margin increased approximately 50 basis points to 49.4% from 48.9% in the second quarter of 2006 and increased approximately 290 BP sequentially. Excluding $2.2 million and $2.4 million in total pass-through revenues for the second quarter of 2007 and 2006, respectively, gross margin would have been approximately 50.8% compared to 50.6%. The year-over-year improvement in gross margin is a result of increased contribution from the international services and financial services divisions, the Company’s highest gross margin divisions. This is partially offset by margin declines in the POS and the telecommunications services divisions as a result of increased access charges and price compression, respectively. The sequential increase in gross margin resulted from higher transaction volumes, primarily in the international services division and improvements in access charges in the POS division as TNS begins to lower these costs by diversifying its provider relationships.

First Half 2007

•                  Total revenue for the first six months of 2007 increased 9.7% to $152.0 million from first half 2006 revenue of $138.6 million.

•                  Gross margin in the first half of 2007 of 48.0% decreased approximately 140 basis points from first half 2006 gross margin of 49.4%. Excluding $4.1 million and $3.7 million in total pass-through revenues in the first half of 2007 and 2006, respectively, first half 2007 gross margin was 49.3% compared to 50.7% in the first half of 2006.

•                  GAAP net loss for the first six months of 2007 was $2.7 million, or $(0.11) per share, versus first half 2006 GAAP net loss of $1.4 million, or $(0.06) per share. Included in operating expenses for the first six months of 2007 is a pre-tax charge to earnings of approximately $0.9 million for severance and a gain on the sale of the Company’s investment in WAY Systems of $0.6 million. Included in operating expenses for the first six months of 2006 is a pre-tax charge to earnings of approximately $1.5 million, including $0.6 million in expenses related to the special committee of our board of directors, $0.5 million in legal expenses associated with a class-action lawsuit and $0.3 million in severance. Excluding these items, net loss for the first six months of 2007 was $2.5 million, or $0.10 per share, versus net loss for the first six months of 2006 was $0.5 million, or $0.02 per share.

•                  EBITDA before stock compensation expense for the first six months of 2007 increased 11.3% to $30.6 million from first half 2006 EBITDA before stock compensation expense of $27.5 million. Excluding the above-mentioned pre-tax charges , EBITDA before stock compensation expense for the first half of 2007 was $31.6 million versus $29.0 million for the first half of 2006.

•                  Adjusted earnings for the first six months of 2007 increased 29.1% to $9.3 million, or $0.38 per share, from $7.2 million, or $0.30 per share, from first half 2006. Excluding the items mentioned above, adjusted earnings for the first half of 2007 was $9.5 million, or $0.39 per share, versus $8.1 million, or $0.34 per share in the first half of 2006.

Outlook:

Based upon TNS’ performance in 2007 to date and the Company’s current expectations for the second half, TNS has increased its Fiscal Year 2007 outlook as follows:

•                  Total revenue growth of 10-13% to $316-$324 million versus $286.2 million for the year ended December 31, 2006, increased from TNS’ prior outlook of $312-$320 million;

•                  Adjusted earnings growth of 16-30% to $22.0-$24.5 million versus $18.9 million, excluding nonrecurring charges, for the year ended December 31, 2006, which includes an estimated $6 million, or $0.15 per share, in incremental interest expense for the year, increased from TNS’ prior outlook of  $19.5-$21.9 million; and

•                  Adjusted earnings per share growth of 15-28% to $0.90-$1.00 versus $0.78, excluding nonrecurring charges, for the year ended December 31, 2006, increased from TNS’ prior outlook of $0.80-$0.90.

For the Third Quarter of 2007, TNS anticipates:

•                  Total revenue growth of 11-15% to $81.0-$84.0 million versus $73.2 million for the third quarter of 2006;

•                  Adjusted earnings of $5.4-$6.4 million versus $2.4 million for the third quarter of 2006; and

•                  Adjusted earnings per share of $0.22 - $0.26 versus $0.10 for the third quarter of 2006.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “During the second quarter, we generated over 58% growth in adjusted earnings despite incurring $2 million in incremental interest expense versus last year. During the quarter, TNS put new agreements in place that will enable us to partially offset the previously mentioned increase in toll-free access costs in the POS division, improving our consolidated gross margin in the quarter and expanding operating leverage going forward. Further, TNS’ increased ability to generate strong cash flow has enabled us to prepay $13 million in debt since the recapitalization four months ago. We have incorporated the second quarter’s strong performance, Dialect’s revenue and adjusted earnings-neutral contribution and slightly lower interest expense into our revised 2007 outlook, leaving our second half adjusted earnings expectations essentially unchanged. Our first-half performance underscores our confidence in our outlook for the year.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the Company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax effected at a 38% rate. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results. These metrics are an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management. A reconciliation to comparable GAAP measures is available in the accompanying schedule. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss second quarter 2007 results on Monday, August 6, 2007, at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 617-213-8891, passcode #34294223. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com. For those who cannot listen to the live broadcast, a replay of the call will be available from August 6, 2007 at 7:00 p.m. Eastern Time through August 13, 2007, and can be accessed by dialing 617-801-6888, passcode 37467742.

About TNS

Transaction Network Services (TNS) is an international communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has 32 offices across 29 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate acquisitions; increases in the prices charged by telecommunication providers for services used by the Company; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s annual report on Form 10-K filed with the SEC on March 16, 2007. In addition, the statements in this press release are made as of August 6, 2007. The Company expects that subsequent events or developments will cause its views to change.

The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to August 6, 2007.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues	$79,361	$72,660	$152,022	$138,568
Operating expenses:
Cost of network services	40,174	37,127	79,046	70,184
Engineering and development	6,641	5,501	13,003	10,036
Selling, general, and administrative	17,581	17,992	34,755	34,118
Depreciation and amortization of property and equipment	5,433	5,346	11,237	10,373
Amortization of intangible assets	5,972	5,346	12,083	10,276
Total operating expenses(1),(2),(3)	75,801	71,312	150,124	134,987
Income from operations	3,560	1,348	1,898	3,581
Interest expense	(4,221)	(2,288)	(8,189)	(4,319)
Interest income and other income	920	478	1,810	786
Income (loss) before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of a change in accounting principle	259	(462)	(4,481)	48
Income tax (provision) benefit	(285)	456	1,292	469
Equity in net income (loss) of unconsolidated affiliates(4)	563	(924)	499	(1,998)
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	537	(930)	(2,690)	(1,481)
Cumulative effect of a change in accounting principle, net of tax effects(5)	—	—	—	84
Net income (loss)	537	(930)	(2,690)	(1,397)
Basic and diluted earnings per share:
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$0.02	$(0.04)	$(0.11)	$(0.06)
Net income (loss)	$0.02	$(0.04)	$(0.11)	$(0.06)
Basic weighted average common shares outstanding	24,208,755	24,093,752	24,172,212	24,042,340
Diluted weighted average common shares outstanding	24,219,660	24,093,752	24,172,212	24,042,340

(1)   Included in operating expenses for the first quarter of 2006 is a pre-tax charge to earnings of approximately $0.8 million or $0.02 per share, including a $0.5 million charge for expenses incurred by the special committee of our board of directors and $0.2 million related to severance.

(2)   Included in operating expenses for the first half of 2007 is a pre-tax charge to earnings of approximately $0.9 million or $0.02 per share, related to severance.

(3)   Included in operating expenses for the first half of 2006 is a pre-tax charge to earnings of approximately $1.5 million or $0.04 per share, including a $0.6 million charge for expenses incurred by the special committee of our board of directors, $0.5 million charge related to a class-action lawsuit and $0.3 million in severance.

(4)   Included in equity in net income (loss) of unconsolidated affiliates for the first quarter of 2007 is a pre-tax gain of $0.6 million, or $0.02 per share, on the sale of the Company’s WAY Systems investment.

(5)   Represents the cumulative catch-up adjustment for estimated forfeitures, net of tax effects, of unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$22,921	$17,322
Accounts receivable, net	70,968	64,985
Other current assets	15,750	18,038
Total current assets	109,639	100,345
Property and equipment, net	57,040	58,377
Goodwill and identifiable intangible assets, net	208,533	204,743
Other assets	23,821	18,212
Total assets	$399,033	$381,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1,650
Accounts payable, accrued expenses and other current liabilities	60,261	51,751
Deferred revenue	23,974	15,115
Total current liabilities	84,235	68,516
Long-term debt, net of current portion	216,000	121,663
Other liabilities	14,843	12,233
Total liabilities	315,078	202,412

Total stockholders’ equity	83,955	179,265
Total liabilities and stockholders’ equity	$399,033	$381,677

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Net income (loss)	$537	$(930)	$(2,690)	$(1,397)
Non-cash items and working capital changes	18,829	11,184	30,477	21,643
Net cash provided by operating activities:	19,366	10,254	27,787	20,246
Purchases of property and equipment, net	(5,407)	(6,763)	(8,139)	(11,857)
Cash paid for business acquisitions, net of cash acquired	(4,166)	(177)	(4,166)	(19,804)
Net cash used in investing activities:	(9,573)	(6,940)	(12,305)	(31,661)

Proceeds from borrowings under credit facility	—	—	—	6,000
Proceeds from issuance of long-term debt, net	—	—	221,949	—
Restricted cash for special dividend	102,267	—	—	—
Payment of long-term debt financing costs	—	(225)	—	(225)
Repayment of long-term debt	(9,000)	—	(132,313)	—
Proceeds from stock option exercises	—	166	31	342
Payment of special dividend - $4 per common share	(98,293)	—	(98,293)	—
Purchase of treasury stock	(8)	(15)	(698)	(19)
Net cash (used in) provided by financing activities:	(5,034)	(74)	(9,324)	6,098
Effect of exchange rates on cash and cash equivalents	(570)	(175)	(559)	(123)
Net increase (decrease) in cash and cash equivalents	4,189	3,065	5,599	(5,440)

Cash and cash equivalents, beginning of period	18,732	18,123	17,322	26,628

Cash and cash equivalents, end of period	22,921	21,188	22,921	21,188

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
EBITDA before stock compensation expense:
Income from operations(GAAP)	3,560	1,348	1,898	3,581
Add back the following items:
Depreciation and amortization of property and equipment	5,433	5,346	11,237	10,373
Amortization of intangible assets	5,972	5,346	12,083	10,276
Stock compensation expense(8)	2,323	1,854	5,423	3,289

EBITDA before stock compensation expense(1)(2)(3)	17,288	13,894	30,641	27,519

Adjusted Earnings:
(Loss) income before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of a change in accounting principle, net (GAAP)	$259	$(462)	$(4,481)	$48
Add back the following items:
Equity in net income (loss) of unconsolidated affiliates	563	(924)	499	(1,998)
Amortization of intangible assets	5,972	5,346	12,083	10,276
Other debt related costs	102	—	1,471	—
Stock compensation expense (8)	2,323	1,854	5,423	3,289
Adjusted earnings before income taxes	9,219	5,814	14,995	11,615
Income tax provision at 38%	(3,503)	(2,209)	(5,698)	(4,414)
Adjusted earnings(4)(5)(6)(7)	5,716	3,605	9,297	7,201

Weighted average common shares - diluted	24,219,660	24,199,346	24,202,914	24,131,452

Adjusted earnings per common share - diluted	$0.24	$0.15	$0.38	$0.30

(1)   Excluding the $0.8 million pre-tax charge, EBITDA before stock compensation expense for the second quarter of 2006 was $14.7 million.

(2)   Excluding the $0.9 million pre-tax charge, EBITDA before stock compensation expense for the first half of 2007 was $31.6 million.

(3)   Excluding the $1.5 million pre-tax charge, EBITDA before stock compensation expense for the first half of 2006 was $29.0 million.

(4)   Excluding the $0.6 million pre-tax gain on the sale of the WAY Systems investment, adjusted earnings for the second quarter of 2007 was $5.3 million or $0.22 per share

(5)   Excluding the $0.8 million pre-tax charge, adjusted earnings for the second quarter of 2006 was $4.1 million or $0.17 per share.

(6)   Excluding the $0.6 million pre-tax gain and $0.9 million pre-tax charge, adjusted earnings for the first half of 2007 was $9.5 million or $0.39 per share.

(7)   Excluding the $1.5 million pre-tax charge, adjusted earnings for the first half of 2006 was $8.1 million or $0.34 per share

(8)   For the first half of 2007 this amount includes approximately $1.5 million related to the modification of outstanding restricted stock units to allow for the right to receive a dividend equivalent payment.  For the first half of 2006 this amount excludes the cumulative catch-up adjustment for estimated forfeitures of approximately ($139,000) for unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

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